Exhibit 99

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Sells $15 Million of Trust Preferred Securities

Philadelphia, PA, May 22, 2003 – PMA Capital Corporation (NASDAQ: PMACA) announced today that it has privately placed $15 million of 30-year floating rate trust preferred securities through a wholly owned statutory trust subsidiary. The interest rate on these securities will equal the three-month LIBOR plus 4.20%, and may not exceed 12.50% during the first five years after issuance. The securities will bear interest at the rate of 5.48% per annum through the initial interest payment date of August 23, 2003. The Company used all of the approximately $14.5 million of net proceeds from the sale of these securities to pay down its credit facility, which now has an outstanding balance of $13 million.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

Certain statements in this release may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement whether as a result of new information, future event or otherwise.